Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

     MIAMI, FL, August 5, 2010 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and six months ended June 30, 2010.
     Second quarter 2010 revenues were $268.5 million, compared to revenues of $206.8 million in the second quarter of 2009. The increase in revenues in 2010 was primarily due to increased unit sales of approximately 30.8% in the 2010 period compared to the 2009 period. The Company recorded operating income of $21.1 million in the 2010 second quarter, compared to operating income of $38.8 million in the second quarter of 2009. Net income for the 2010 second quarter was $19.2 million, or $0.20 per diluted common share, compared to net loss of $7.9 million, or $0.11 per diluted common share, in the 2009 second quarter. The results for the three months ended June 30, 2010 included a pre-tax charge of $14.4 million related to the resolution of a litigation judgment and $13.8 million of pre-tax gains from changes in fair value of derivatives embedded within convertible debt. The results for the three months ended June 30, 2009 included a pre-tax charge of $18.4 million on extinguishment of debt and $19.5 million of pre-tax charges from changes in fair value of derivatives embedded within convertible debt. Adjusting for the pre-tax charge related to the resolution of a litigation judgment and the non-cash gains from the Company’s convertible debt previously discussed, second quarter 2010 operating income was $35.4 million and second quarter 2010 net income was $19.6 million or $0.27 per diluted share. Adjusting for the non-cash charges to the Company’s convertible debt previously discussed, second quarter 2009 operating income was $38.8 million and second quarter 2009 net income was $14.7 million or $0.20 per diluted share.
     For the six months ended June 30, 2010, revenues were $490.6 million, compared to $328.0 million for the first six months of 2009. The increase in revenues in 2010 was primarily due to increased unit sales of approximately 29.4% in the 2010 six-month period compared to the 2009 period and the increase in federal excise taxes on cigarettes, which became effective on
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April 1, 2009. The Company recorded operating income of $52.1 million for the 2010 six-month period, compared to operating income of $70.0 million for the 2009 period. Net income for the 2010 six-month period was $31.2 million, or $0.41 per diluted common share, compared to net loss of $4.8 million, or $0.07 per diluted common share, for the 2009 period. Adjusting for the pre-tax charge related to the resolution of the litigation judgment previously discussed and $11.1 million of non-cash gains from the Company’s convertible debt, operating income for the six months ended June 30, 2010 was $66.5 million and net income for the six months ended June 30, 2010 was $33.2 million or $0.46 per diluted share. The results for 2009 six-month period included a one-time pre-tax gain of $5.0 million related to an exercise of an option from the 1999 brand transaction with Philip Morris, a pre-tax charge of $18.4 million on extinguishment of debt and $19.8 million of pre-tax charges from changes in fair value of derivatives embedded within convertible debt, pre-tax impairment charges of $8.5 million on real estate investments and $1.0 million of restructuring charges. Adjusting for these items, the Company’s operating income for the first six months of 2009 was $66.0 million and the Company’s net income for the first six months of 2009 was $20.7 million, or $0.29 per diluted common share.
     For the three and six months ended June 30, 2010, the Company’s tobacco business had revenues of $268.5 million and $490.5 million, respectively, compared to $206.8 million and $328.0 million for the three and six months ended June 30, 2009, respectively. Operating income was $26.0 million for the second quarter of 2010 and $61.0 million for the first six months of 2010, compared to $41.9 million and $77.6 million for the three and six months ended June 30, 2009, respectively. Adjusting for the litigation judgment charge, operating income for the three and six months ended June 30, 2010 was $40.4 million and $75.3 million, respectively. Adjusting for the one-time gain on the brand transaction and the restructuring expenses, operating income for the six months ended June 30, 2009 was $73.6 million. As a result of the suspension of the marketing of low nicotine and nicotine-free cigarette products as well as a significant reduction in Vector Tobacco’s research-related activities, the Liggett and Vector Tobacco businesses have been combined into a single segment and 2009 information has been recast to conform to the 2010 presentation.
Conference Call to Discuss Second Quarter 2010 Results
     As previously announced, the Company will host a conference call and webcast on Friday, August 6, 2010 at 11:00 A.M. (ET) to discuss second quarter 2010 results. Investors can access the call by dialing 800-859-8150 and entering 83114618 as the conference ID number. The call will also be available via live webcast at www.vcall.com

     A replay of the call will also be available shortly after the call ends on August 6, 2010 through August 20, 2010. To access the replay, dial 877-656-8905 and enter 83114618 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues*	$268,460	$206,794	$490,547	$328,010

Expenses:
Cost of goods sold*	210,994	147,764	380,905	220,290
Operating, selling, administrative and general expenses	22,028	20,183	43,186	41,713
Litigation judgment expense	14,361	—	14,361	—
Gain on brand transaction	—	—	—	(5,000)
Restructuring charges	—	—	—	1,000

Operating income	21,077	38,847	52,095	70,007

Other income (expenses):
Interest expense	(20,770)	(17,086)	(39,575)	(33,160)
Loss on extinguishment of debt	—	(18,444)	—	(18,444)
Change in fair value of derivatives embedded within convertible debt	13,789	(19,488)	11,075	(19,791)
Impairment charges on investments	—	—	—	(8,500)
Equity income from non-consolidated real estate businesses	7,207	1,811	11,778	816
Gain on sale of investment securities available for sale	6,447	—	11,111	—
Other, net	2,852	76	2,978	226

Income (loss) before provision for income taxes	30,602	(14,284)	49,462	(8,846)
Income tax expense (benefit)	11,379	(6,338)	18,301	(4,000)

Net income (loss)	$19,223	$(7,946)	$31,161	$(4,846)

Per basic common share:

Net income (loss) applicable to common shares	$0.27	$(0.11)	$0.43	$(0.07)

Per diluted common share:

Net income (loss) applicable to common shares	$0.20	$(0.11)	$0.41	$(0.07)

Cash distributions and dividends declared per share	$0.40	$0.38	$0.80	$0.76

*	Revenues and Cost of goods sold include excise taxes of $135,217, $103,458, $246,410 and $137,170, respectively.